SCHEDULE 14A

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the registrant    (x)
Filed by a party other than the registrant   (  )

Check the appropriate box:
(  )   Preliminary proxy statement
(x )   Definitive proxy statement
(  )   Definitive additional materials
(  )   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               NL Industries, Inc.
                (Name of Registrant as Specified in Its Charter)

                               NL Industries, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

(x )   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
(  )   $500 per each party to the controversy pursuant to Exchange Act
       Rule 14-6(i)(3).
(  )   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:
                            Not Applicable

(2)   Aggregate number of securities to which transaction applies:
                            Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                            Not Applicable

(4)   Proposed maximum aggregate value of transaction:   Not Applicable

(  ) Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which for the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

(1)   Amount previously paid:      Not Applicable

(2)   Form, schedule or registration statement no.:         Not Applicable

(3)   Filing party:      Not Applicable

(4)   Date filed:         Not Applicable
J. LANDIS MARTIN
President and Chief Executive Officer

(NL LOGO)




NL INDUSTRIES, INC.
16825 NORTHCHASE DRIVE, SUITE 1200

HOUSTON, TEXAS 77060


                                 March 29, 1995


Dear Shareholder:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Wednesday, May 3, 1995, at 10:30 a.m. (local time) at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on the Company. I hope that you will be able to attend.

     Whether or not you plan to be at the meeting, please complete, date, sign and return the proxy card or voting instruction form enclosed with this Proxy Statement promptly so that your shares are represented at the Meeting and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with NL's By-laws.


                                   Sincerely,





                                   /s/ J. Landis Martin
                                   President and Chief Executive Officer


NL INDUSTRIES, INC.
P.O. Box 4272 (77210), 16825 Northchase Drive, Suite 1200, Houston, Texas 77060 Tel. (713) 423-3372, Fax (713) 423-3333






                               NL INDUSTRIES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 1995

To the Shareholders of NL Industries, Inc.:

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders (the "Annual Meeting") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), will be held on Wednesday, May 3, 1995, at 10:30 a.m. (local time) at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, for the following purposes:

     1. To elect seven directors to serve until the 1996 Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company set the close of business on March 15, 1995 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of NL's common stock, $.125 par value per share ("Common Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed following the Record Date.

     You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and mail the enclosed proxy card or voting instruction form promptly so that your shares may be represented and voted at the Annual Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may vote in person at the Annual Meeting even though you previously submitted your proxy.

                                   By order of the Board of Directors,





                                   /s/ David B. Garten
                                   Vice President, Secretary and General Counsel


Houston, Texas
March 29, 1995

                               NL INDUSTRIES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

                                 PROXY STATEMENT


                               GENERAL INFORMATION

     This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), for use at the Company's 1995 Annual Meeting of Shareholders to be held at 10:30 a.m. (local time) on Wednesday, May 3, 1995, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form were first mailed to the holders of the Company's common stock, $.125 par value per share ("Common Stock"), on or about April 3, 1995.


                            PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, shareholders of the Company will consider and vote upon (i) the election of seven directors to serve until the Company's 1996 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any business to come before the Annual Meeting other than the election of directors.


                  QUORUM AND VOTING RIGHTS; PROXY SOLICITATION

     The presence in person or by proxy of the holders of a majority of the votes represented by the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Director nominees will be elected by a plurality of the votes cast. Except as may be provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), any other matter that may be submitted to a shareholder vote would require the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares of Common Stock that are voted to abstain from business coming before the Annual Meeting and broker non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present, but will not be counted for the purpose of determining whether matters coming before the Annual Meeting have been approved. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors. Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee will not affect the election of that nominee.

     The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 15, 1995 (the "Record Date"). As of the Record Date, there were issued and outstanding 51,052,443 shares of Common Stock, each of which is entitled to one vote on all matters that come before the Annual Meeting. Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont") held approximately 53% and 18%, respectively, of the outstanding shares of the Common Stock as of the Record Date and have indicated their intention to have their shares represented at the Annual Meeting. Both Valhi and Tremont are affiliates of Contran Corporation ("Contran"). See "Security Ownership" and "Election of Directors." If the shares of Common Stock held by Valhi and Tremont together or the shares of Common Stock held by Valhi alone are represented at the Annual Meeting, a quorum will be present.

     All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted (i) "FOR" the election of the seven nominees for director and (ii) in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company's Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

     This proxy solicitation is made by and on behalf of the Board.
Solicitation of proxies for use at the Annual Meeting may be made by mail, telephone or in person, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the Proxy Statement, proxy card or voting instruction form and all materials used in the solicitation of proxies from shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

     First Chicago Trust Company of New York ("First Chicago"), the transfer agent and registrar for the Common Stock, has been appointed by the Board to serve as inspector of election (the "Inspector of Election") to determine the number of shares of Common Stock represented and voted at the Annual Meeting. All proxies and ballots delivered to First Chicago shall be kept confidential by First Chicago in accordance with the terms of the Company's By-laws.

                              ELECTION OF DIRECTORS

     The Certificate provides for a Board of Directors consisting of not less than seven and not more than seventeen persons, as such number is determined from time to time by a majority of the entire Board. The Board has determined that it shall consist of seven members.

     At the Annual Meeting, holders of Common Stock will be asked to elect seven director nominees to the Board, each to serve for a one year term ending at the 1996 Annual Meeting of Shareholders or until his successor shall have been elected and qualified or until his earlier resignation or removal. All of the nominees, other than Joseph S. Compofelice, are currently directors of the Company. Michael A. Snetzer, whose term expires at the Annual Meeting, has determined not to stand for election at the Annual Meeting. All nominees have agreed to serve if elected.

     IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. VALHI AND TREMONT, WHICH HOLD APPROXIMATELY 53% AND 18%, RESPECTIVELY, OF THE OUTSTANDING COMMON STOCK, HAVE INFORMED THE COMPANY THAT THEY INTEND TO VOTE THEIR SHARES IN FAVOR OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. VALHI'S AND TREMONT'S VOTES TOGETHER, OR VALHI'S VOTES ALONE, ARE SUFFICIENT TO ELECT ALL SEVEN NOMINEES.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED
BELOW.
NOMINEES FOR DIRECTOR

     The information provided below has been provided by the respective nominees for election as directors for a term expiring at the 1996 Annual Meeting of Shareholders of the Company. Except for Joseph S. Compofelice, each of the following nominees for election as a director is currently a director of the Company whose term expires at the Annual Meeting:

     JOSEPH S. COMPOFELICE, 45, was elected Vice President and Chief Financial Officer of the Company in 1994. Mr. Compofelice also was elected Executive Vice President of Valhi and Vice President and Chief Financial Officer of Tremont, a titanium metals producer, in 1994. From 1988 to 1993, Mr. Compofelice served as Vice President of Baroid Corporation or its predecessor ("Baroid"), a company engaged in the petroleum services industry which was acquired by Dresser Industries, Inc. ("Dresser") in January 1994, and from 1990 to 1993 served as Chief Financial Officer of Baroid. From 1988 to 1990, Mr. Compofelice served as President of Shaffer, Inc. and Atlas Bradford Corporation, subsidiaries of Baroid.

     J. LANDIS MARTIN, 49, has been President and Chief Executive Officer of NL since 1987, and a director of NL since 1986. He has been a director and Chief Executive Officer of Tremont since prior to 1990 and has been Chairman of the Board of Tremont since 1990. Except for a period in 1990, Mr. Martin has served as President of Tremont since prior to 1990. From 1990 to 1994, Mr. Martin also served as Chairman of the Board and Chief Executive Officer of Baroid. Mr. Martin is a director of Dresser and a director of Apartment Investment and Management Corporation, a real estate investment trust.

     KENNETH R. PEAK, 49, has been a director of NL since 1989. Since 1990, Mr. Peak has been President of Peak Enernomics, Inc., an energy industry consulting firm. Mr. Peak serves as a director of Wolverine Exploration Company, an oil and gas exploration company. He serves as Chairman of NL's Audit Committee and Management Development and Compensation Committee and is a member of NL's Nominations Committee.

     GLENN R. SIMMONS, 67, has been a director of NL since 1986. Mr. Simmons is Chairman of the Board, Chief Executive Officer and a director of Keystone Consolidated Industries, Inc.("Keystone"), a steel rod, wire and wire products company. Since prior to 1990, Mr. Simmons has been Vice Chairman of the Board and a director of Valhi and Contran, a diversified holding company which directly and through related entities holds approximately 91% of the outstanding common stock of Valhi and a majority of the outstanding common stock of Keystone. Mr. Simmons is also a director of Tremont and Vice Chairman of the Board and a director of Valcor, Inc. ("Valcor"), a wholly-owned subsidiary of Valhi engaged in the building and hardware products and fast food industries. Mr. Simmons has been an executive officer and/or director of various companies related to Contran since 1969. He is a brother of Harold C. Simmons.

     HAROLD C. SIMMONS, 63, has been a director of NL since 1986 and Chairman of the Board of NL since 1987. He has been Chairman of the Board, Chief Executive Officer and a director of Valhi and Contran since prior to 1990 and has been President of Valhi and Contran since July 1994. Mr. Simmons is also a director of Tremont and Chairman of the Board, President, Chief Executive Officer and a director of Valcor. He served as Tremont's Chairman of the Board from prior to 1989 to 1990. Mr. Simmons has been an executive officer and/or director of various companies related to Contran since 1968. He is a brother of Glenn R. Simmons.

     LAWRENCE A. WIGDOR, 53, has been a director and Executive Vice President of NL since 1992. Dr. Wigdor has been President and Chief Executive Officer of Kronos, Inc. ("Kronos"), a wholly-owned subsidiary of NL, and Chairman of the Board, President and Chief Executive Officer of Rheox, Inc. ("Rheox"), a wholly-owned subsidiary of NL, since 1990. From 1989 to 1990, Dr. Wigdor was Chairman of the Board of MEMC Electronic Materials, Inc., a producer of silicon wafers for the semiconductor industry. From 1986 to 1990, he served as director, President and Chief Executive Officer of Huls America, Inc. (formerly Nuodex, Inc.), a worldwide producer of chemicals.

     ELMO R. ZUMWALT, JR., 74, has been a director of NL since 1987. He is a retired United States Navy Admiral and served as Chief of Naval Operations and a member of the Joint Chiefs of Staff from 1970 to 1974. He has been President of Admiral Zumwalt & Consultants, Inc., a Washington-based consulting firm, since prior to 1990. Admiral Zumwalt is a director of Fleet Aerospace Corporation, Fleet Aerospace Inc., and Dallas Semiconductor Corporation. He is also Chairman of the International Consortium for Research on the Health Effects of Radiation, Chairman of the Marrow Foundation and Chairman of the Ethics and Public Policy Center. Admiral Zumwalt is a member of NL's Management Development and Compensation Committee, Audit Committee and Nominations Committee.


     For information concerning legal proceedings to which certain directors are parties and other matters, see "Certain Litigation" and "Certain Relationships and Transactions."


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board held three meetings and took action by written consent in lieu of a meeting on five occasions in 1994. Each of the directors participated in more than 75% of the total number of meetings of the Board and committees on which he served that were held during 1994, and each of the directors executed all written consents of the Board during the year.

     The Board has established three standing committees, an Audit Committee, a Management Development and Compensation Committee and a Nominations Committee, all of which are composed entirely of individuals who are not employees of the Company.

     Audit Committee. The principal responsibilities of the Audit Committee are to recommend to the Board the selection of the firm of independent auditors; to review the plan and results of the independent audit engagement, the program for internal auditing, the system of internal accounting controls and the internal audit results; to review and approve the professional services provided by the independent auditors; and to direct and supervise special audit inquiries. The Committee held two meetings in 1994. Current members of the Audit Committee are Mr. Peak, Chairman, and Admiral Zumwalt.

     Management Development and Compensation Committee. The principal responsibilities of the Management Development and Compensation Committee are to establish policies and periodically review matters involving executive compensation, to recommend certain changes in employee benefit programs, to grant stock options or other stock-based compensation under the Company's incentive plans and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies and such other matters as the Board may from time to time direct. The Management Development and Compensation Committee held one meeting in 1994. Its current members are Mr. Peak, Chairman, Admiral Zumwalt and General Thomas P. Stafford. Except for a period in 1986, General Stafford served as a director of NL from 1984 to 1989. General Stafford currently serves as a director of Tremont.

     Nominations Committee. The principal responsibilities of the Nominations Committee are to review and make recommendations to the Board regarding such matters as the size and composition of the Board and criteria for director nominations, director candidates, the term of office of directors, and such other related matters as the Board may request from time to time. Current members of the Nominations Committee are Mr. Snetzer, Chairman, Admiral Zumwalt and Mr. Peak. The Nominations Committee held one meeting in 1994. The Nominations Committee will consider recommendations by shareholders of the Company with respect to nominees for election as director if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of shareholders. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the person's willingness to serve.

     The Board has previously established, and from time to time may establish, other committees to assist it in discharging its responsibilities.


                        EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information relating to the current executive officers of the Company. Biographical information with respect to Messrs. Simmons, Martin and Compofelice and Dr. Wigdor is set forth above under "Election of Directors."


                     NAME                       AGE  POSITION(S)

             Harold C. Simmons . . .    63  Chairman of the Board

             J. Landis Martin  . . .    49  President and Chief
                                            Executive Officer

             Dr. Lawrence A. Wigdor     53  Executive Vice President;
                                            President and Chief
                                            Executive Officer of
                                            Kronos; and Chairman of the
                                            Board, President and Chief
                                            Executive Officer of Rheox.

             Joseph S. Compofelice .    45  Vice President and Chief
                                            Financial Officer
             Susan E. Alderton . . .    43
                                            Vice President and
                                            Treasurer

             David B. Garten . . . .    43  Vice President, General
                                            Counsel and Secretary

             Dennis G. Newkirk . . .    44  Vice President and
                                            Controller


     SUSAN E. ALDERTON has been Vice President and Treasurer of the Company since prior to 1990. Ms. Alderton has been a director of Tremont since 1990 and was Vice President-Finance of Tremont from 1990 until 1992, and served as its Treasurer from prior to 1990 to 1992 and as a Vice President from prior to 1990 until 1990.

     DAVID B. GARTEN has been Vice President, General Counsel and Secretary of the Company since 1990. From 1990 to 1993, Mr. Garten served as Vice President and General Counsel of Tremont and since 1990 has served as Assistant Secretary of Tremont. Until he joined the Company in 1990, Mr. Garten was a partner in the national law firm of Kirkland & Ellis.

     DENNIS G. NEWKIRK has been Vice President and Controller of the Company since prior to 1990. Before joining the Company in 1989, Mr. Newkirk was Assistant Controller of Valhi.

                               SECURITY OWNERSHIP

     Ownership of NL Common Stock. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "Commission"), of Common Stock held by (a) each person or group of persons known by NL to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director or nominee for director of NL, (c) each executive officer of NL listed on the Summary Compensation Table below, and (d) all executive officers and directors of NL as a group. See note (3) below for information concerning individuals and entities which may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Valhi and Tremont, as reported in the table below. No securities of NL's subsidiaries are beneficially owned by any director, nominee for director, or officer of NL. Information concerning ownership of equity securities of NL's parent companies is contained in note (3) below and the table following the caption "Ownership of Valhi and Tremont Common Stock" below. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.

                                                                          NL Common Stock
                      Name of                                  Amount and Natue of                 Percent
                 Beneficial Owner                            Beneficial Ownership(1)             of Class(2)

Valhi, Inc.                                                          27,056,810(3)                    53.0%
  Three Lincoln Centre
  5430 LBJ Freeway
  Suite 1700
  Dallas, TX 75240
Tremont Corporation                                                   9,064,780(3)                    17.8%
  1999 Broadway
  Suite 4300
  Denver, CO 80202
Joseph S. Compofelice                                                    22,881(4)                       --
J. Landis Martin                                                        630,987(5)                     1.2%
Kenneth R. Peak                                                           4,825(6)                       --
Glenn R. Simmons                                                         20,800(3)(7)                    --
Harold C. Simmons                                                        21,275(3)(8)                    --
Michael A. Snetzer                                                       16,000(3)                       --
Dr. Lawrence A. Wigdor                                                  329,063(9)                       --
Admiral Elmo R. Zumwalt, Jr.                                              3,100(10)                      --
David B. Garten                                                         162,336(11)                      --
Dennis G. Newkirk                                                       109,613(12)                      --
All directors and executive officers
 of the Company as a group
 (11 persons)                                                         1,412,801(3)(4)(5)(6)(7)         2.8%
                                                                               (8)(9)(10)(11)
                                                                               (12)(13)

(1)  All beneficial ownership is sole and direct unless otherwise noted.

(2)  No percent of class is shown for holdings of less than 1%.

(3) Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National") and Contran are the holders of approximately 75.2%, 10.1% and 5.7%, respectively, of the outstanding Valhi Common Stock (as defined below). VGI, National and Contran hold approximately 35.5%, 4.8% and 3.1%, respectively, of the outstanding Tremont Common Stock (as defined below). National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.7% and 54.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. Substantially, all of Contran's outstanding voting stock is held by trusts established for the benefit of Harold C. Simmons' children and grandchildren (the "Trusts"), of which Harold C. Simmons is the sole trustee. As sole trustee of the Trusts, Harold C. Simmons has the power to vote and direct the disposition of the shares of Contran common stock held by the Trusts. However, Mr. Simmons disclaims beneficial ownership thereof. The Combined Master Retirement Trust (the "Master Trust") holds approximately .1% of the outstanding shares of Valhi Common Stock and approximately .1% of the outstanding Tremont Common Stock. The Master Trust is a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is sole trustee of the Master Trust and sole member of the Trust Investment Committee for the Master Trust. The trustee and members of the Trust Investment Committee for the Master Trust are selected by Valhi's Board of Directors. Harold C. Simmons, Glenn R. Simmons and Michael A. Snetzer are members of Valhi's Board of Directors and are participants in one or more of the employee benefit plans which invest through the Master Trust. However, each such person disclaims beneficial ownership of the shares of Valhi Common Stock and Tremont Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

     Harold C. Simmons is Chairman of the Board of NL and Chairman of the Board, President and Chief Executive Officer of Contran, Dixie Holding, NOA, National, VGI and Valhi, is Chairman of the Board and Chief Executive Officer of Dixie Rice and Southwest, and a director of Tremont. By virtue of the stock ownership described above and the holding of such offices, Mr. Simmons may be deemed to control Contran, Southwest, Dixie Rice, Dixie Holding, NOA, National, VGI, Valhi, Tremont and NL, and Mr. Simmons, VGI, National, NOA, Dixie Rice, Dixie Holding, Southwest and Contran may be deemed to possess indirect beneficial ownership of the Common Stock directly beneficially owned by Valhi and Tremont and the shares of Valhi Common Stock and Tremont Common Stock held by Contran and its subsidiaries. However, Mr. Simmons disclaims beneficial ownership of the shares of Common Stock, Valhi Common Stock and Tremont Common Stock beneficially owned, directly and indirectly, by such entities.

(4) The shares of Common Stock shown as beneficially owned include 1,881 shares credited to Mr. Compofelice's account under the Savings Plan for Employees of NL Industries, Inc. (the "Savings Plan").

(5) The shares of Common Stock shown as beneficially owned include (i) 582,288 shares of Common Stock which J. Landis Martin has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. (the "Incentive Plan") or predecessor plans, and (ii) 8,034 shares credited to Mr. Martin's account under the Savings Plan.

(6) The shares of Common Stock shown as beneficially owned includes (i) 3,000 shares of Common Stock which Kenneth R. Peak has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the NL Industries, Inc. 1992 Non-Employee Director Stock Option Plan (the "Director Plan"), and (ii) 21 shares of Common Stock held by Mr. Peak's wife with respect to which Mr. Peak disclaims beneficial ownership.

(7) Includes 1,000 shares of Common Stock held by Glenn R. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(8) Includes 21,275 shares of Common Stock held by Harold C. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(9) The shares of Common Stock shown as beneficially owned include (i) 256,000 shares of Common Stock which Dr. Lawrence A. Wigdor has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, (ii) 3,563 shares credited to Dr. Wigdor's account under the Savings Plan, and (iii) 20,000 shares of restricted Common Stock issued under the Incentive Plan with respect to which Dr. Wigdor has voting power and the right to receive dividends.

(10) The shares of Common Stock shown as beneficially owned include 3,000 shares of Common Stock which Admiral Elmo R. Zumwalt, Jr. has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the Director Plan.

(11) The shares of Common Stock shown as beneficially owned include (i) 121,000 shares of Common Stock which David B. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, (ii) 11,336 shares credited to Mr. Garten's account under the Savings Plan, and (iii) 10,000 shares of restricted Common Stock issued under the Incentive Plan with respect to which Mr. Garten has voting power and the right to receive dividends.

(12) The shares of Common Stock shown as beneficially owned include (i) 69,000 shares of Common Stock which Dennis G. Newkirk has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, (ii) 9,613 shares credited to Mr. Newkirk's account under the Savings Plan, and (iii) 10,000 shares of restricted Common Stock issued under the Incentive Plan with respect to which Mr. Newkirk has voting power and the right to receive dividends.

(13) In addition to the foregoing, the shares of Common Stock shown as beneficially owned by the directors and executive officers as a group include (i) 51,733 shares of Common Stock which the remaining executive officer of the Company has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan or predecessor plans, (ii) 9,289 shares credited to such executive's account under the Savings Plan, and (iii) 10,000 shares of restricted Common Stock issued under the Incentive Plan with respect to which such executive has voting power and the right to receive dividends.


     Securities Exchange Act Reports. Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission, the New York Stock Exchange, the Pacific Stock Exchange and the Company. Based solely on a review of copies of the Section 16 reports furnished to the Company and written representations by certain reporting persons, the Company believes that during the fiscal year ended December 31, 1994, all of the Company's executive officers, directors and greater than 10% beneficial owners filed required reports on a timely basis.

     Ownership of Valhi and Tremont Common Stock. The following table and accompanying notes set forth as of the Record Date (i) the beneficial ownership, as defined above, of the common stock, $.01 par value per share, of Valhi ("Valhi Common Stock") held by (a) each director or nominee for director of NL,
(b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group, and (ii) the beneficial ownership, as defined above, of the common stock, $1.00 par value per share, of Tremont ("Tremont Common Stock") held by (a) each director or nominee for director of NL, and (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group. See note (3) to the table following the caption "Ownership of NL Common Stock" above, for information concerning individuals and entities who may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Tremont and Valhi. Except as described in note (3) above and the table below and the accompanying notes, no equity securities of NL's parent companies are beneficially owned by any director, nominee for director or executive officer of NL. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.

                                            Tremont Common Stock                   Valhi Common Stock
                                        Amount and                           Amount and
                                        Nature of                             Nature of
              Name of                   Beneficial         Percent           Beneficial            Percent
         Beneficial Owner              Ownership(1)      of Class(2)        Ownership(1)         of Class(2)

Joseph S. Compofelice                     -0-                  --            3,400(9)                  --
J. Landis Martin                      133,338(3)             1.8%          320,000(10)                 --
Kenneth R. Peak                           -0-                  --              -0-                     --
Glenn R. Simmons                          -0-                  --          523,833(4)(10)(11)          --
Harold C. Simmons                       2,347(4)(5)            --          700,383(4)(10)(12)          --
Michael A. Snetzer                     10,669(4)(6)            --          666,535(4)(10)(13)          --
Dr. Lawrence A. Wigdor                    -0-                  --              -0-                     --
Admiral Elmo R. Zumwalt, Jr.              -0-                  --              -0-                     --
David B. Garten                         6,900(7)               --              -0-                     --
Dennis G. Newkirk                          60                  --           22,000(10)                 --
All directors and executive
 officers of the Company
 as a group (11 persons)              162,133(3)(4)(5)       2.2%        2,236,151(4)(9)(10)         2.0%
                                             (6)(7)(8)                            (11)(12)(13)


(1)  All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%. For purposes of calculating the percent of class owned 36,167 shares (.5%) and 30,490 shares (.4%) of Tremont Common Stock held by NL and a wholly- owned subsidiary of Valhi, respectively, are included in the amount of Tremont Common Stock outstanding, and 1,186,200 shares (1.0%) of Valhi Common Stock held by NL and 1,000,000 shares (.8%) of Valhi Common Stock held by the same wholly-owned subsidiary of Valhi are excluded from the amount of Valhi Common Stock outstanding.

(3) The shares of Tremont Common Stock shown as beneficially owned by J. Landis Martin include 33,172 shares of Tremont Common Stock which Mr. Martin has the right to acquire by exercise of options within 60 days of the Record Date under the 1988 Long Term Performance Incentive Plan of Tremont (the "Tremont Incentive Plan"), and 510 shares held by the trustee for the benefit of Mr. Martin under the Savings Plan. Such shares include 2,300 shares held by Mr. Martin's wife and 1,900 shares held by the Martin Children's Trust No. II for which Mr. Martin is the sole trustee, with respect to all of which beneficial ownership is disclaimed by Mr. Martin.

(4)  See note (3) to the table following "Ownership of NL Common Stock" above.

(5) The shares of Tremont Common Stock shown as beneficially owned by Harold C. Simmons constitute shares held by Mr. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(6)  The shares of Tremont Common Stock shown as beneficially owned by Michael
     A. Snetzer include 350 shares held by Mr. Snetzer as custodian for his son, with respect to which beneficial ownership is disclaimed by Mr. Snetzer.

(7) The shares of Tremont Common Stock shown as beneficially owned by David B. Garten include 6,400 shares which Mr. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Tremont Incentive Plan.

(8) In addition to the foregoing, the shares of Tremont Common Stock shown as beneficially owned by the directors and executive officers as a group include 8,562 shares which the remaining executive officer of the Company has the right to acquire by exercise of options within 60 days of the Record Date under the Tremont Incentive Plan, 11 shares held for the benefit of such executive under the Savings Plan (as defined above) and 216 shares of restricted stock with respect to which such executive has the power to vote and the right to receive dividends.

(9) The shares of Valhi Common Stock shown are held by Mr. Compofelice and his wife as joint tenants.

(10) Includes shares of Valhi Common Stock registered in such person's name which are restricted and the vested beneficial interests in shares of Valhi Common Stock held as of December 31, 1994 by a Valhi employee stock ownership plan. Also included are shares that such person or group could acquire upon the exercise of stock options within 60 days of the Record Date. During such 60-day period, options for 620,000 shares of Valhi Common Stock are exercisable by Harold C. Simmons, options for 510,000 shares of Valhi Common Stock are exercisable by Michael A. Snetzer, options for 440,000 shares of Valhi Common Stock are exercisable by Glenn R. Simmons, options for 300,000 shares of Valhi Common Stock are exercisable by J. Landis Martin, and options for 20,000 shares of Valhi Common Stock are exercisable by Dennis G. Newkirk, all of which shares are included in the amount outstanding for purposes of calculating the percent of class owned by such persons.

(11) Includes 1,000 shares of Valhi Common Stock held by Glenn R. Simmons' wife in trust for the benefit of their daughter and 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(12) Includes 77,000 shares of Valhi Common Stock held by Harold C. Simmons' wife, with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(13) Includes 11,500 shares of Valhi Common Stock held in an account for Mr. Snetzer's son of which Mr. Snetzer is a custodian, with respect to which beneficial ownership is disclaimed by Mr. Snetzer.

     The Company understands that Valhi, Tremont and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately-negotiated transactions depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of the Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors. The Company does not presently intend, and understands that neither Valhi nor Tremont presently intends, to engage in any transaction or series of transactions which would result in the Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION


COMPENSATION OF DIRECTORS

     During 1994, fees were paid to each director who was not an employee of the Company or a subsidiary of the Company. Fees consist of an annual retainer of $15,000, payable in quarterly installments, plus an attendance fee of $750 for each meeting of the Board or a committee at which the director is present. Such directors also receive a fee of $750 per day for each day spent on NL business at the request of the Board or the Chairman of the Board, other than the day of Board or committee meetings. Directors are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. If any director who is not an officer or employee of NL or any subsidiary or affiliate of NL dies while in active service, his designated beneficiary or estate will be entitled to receive a life insurance benefit equal to the annual retainer then in effect. Directors receiving fees for serving on the Board of Directors in 1994 were Messrs. Peak, G. Simmons, H. Simmons, and Snetzer and Admiral Zumwalt. See "Certain Relationships and Transactions."

     In 1994, each of Admiral Zumwalt and Mr. Peak was granted an option pursuant to the Director Plan (as defined above) to purchase 1,000 shares of Common Stock at an exercise price of $8.875 per share, representing the last reported sales price of Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted under the Director Plan become exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant.




SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

     The Summary Compensation Table set forth below provides certain summary information concerning annual and long-term compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers during 1994, for services rendered during the years ended December 31, 1994, 1993 and 1992.



                           SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                   Annual Compensation (1)                  Compensation (1)
                                                                                 Awards

                                                                       Restricted      Securities
         Name and          Year         Salary          Bonus (2)        Stock         Underlying        All Other
    Principal Position                                                   Awards           Options        Compensation
                                          ($)              ($)           (6)($)           (#)             (7)($)

  J. Landis Martin         1994         400,000          600,000              -0-       195,000            9,000
   President and Chief     1993         400,000            -0-                -0-       120,000           25,144
  Executive Officer        1992         400,000          400,000              -0-        70,000           71,237
  (3)

  Dr. Lawrence A.          1994         450,000          675,000        532,500         100,000           12,357
  Wigdor                   1993         450,000              -0-             -0-         90,000           44,490
  Executive Vice           1992         450,000          675,000             -0-         50,000           104,740
  President

  Joseph S.                1994         166,856          250,300             -0-        125,000            9,950
  Compofelice              1993           --                 --               --             --            --
  Vice President and       1992           --                 --               --             --            --
  Chief Financial
  Officer (4)

  David B. Garten          1994         175,008          262,500        266,250          45,000            9,889
  Vice President,          1993         175,008
                                                         -0-                 -0-         45,000            3,563
  Secretary and            1992         175,008          262,500             -0-         20,000           34,135
  General Counsel (5)

  Dennis G. Newkirk        1994         150,000          123,000        266,250          45,000            9,760
  Vice President and       1993         150,000             -0-              -0-         45,000              760
  Controller               1992         150,000          116,300             -0-         20,000           18,252

(1) No payouts under any long-term incentive plans were made during 1994, 1993 or 1992, and no other annual compensation payments were made in 1994, 1993 or 1992. Therefore, columns for such compensation have been omitted.

(2) Amounts paid pursuant to the NL Industries, Inc. Share in Performance Incentive Plan (the "Variable Compensation Plan"). See "Compensation Committee Report on Executive Compensation" below.

(3) During 1994, 1993 and 1992, Mr. Martin also served as an executive officer of Tremont. During these years he also served as an executive officer of Baroid until Baroid was acquired by Dresser in January 1994. Mr. Martin is expected to continue to serve as an executive officer of NL and Tremont in 1995 and to be compensated directly by NL and Tremont, respectively, for services as an executive officer of each such company. Mr. Martin is expected to continue to devote approximately one-half of his working time to his duties as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions."

(4) Mr. Compofelice commenced employment as an executive officer of NL and Tremont in February 1994 and as an executive officer of Valhi in July 1994. He was compensated directly by NL and Tremont for services to such companies in 1994. NL expects to be reimbursed by Valhi for Valhi's portion of Mr. Compofelice's salary earned for services attributable to Valhi. Amounts paid in 1994 by NL to Mr. Compofelice that are expected to be reimbursed by Valhi are included in the table above. Mr. Compofelice is expected to continue to serve as an executive officer of NL, Tremont and Valhi in 1995, and to be compensated directly by NL and Tremont, respectively, for services as an executive officer of each such company.
     NL expects that Valhi will reimburse NL for Valhi's portion of Mr. Compofelice's salary for services attributable to Valhi in 1995. Mr. Compofelice is expected to continue to devote approximately one-half of his working time to his duties as Vice President and Chief Financial Officer of NL. See "Certain Relationships and Transactions."

(5) During 1992 and until June 1993, Mr. Garten served as an executive officer of Tremont. During such periods, Mr. Garten was compensated directly by NL, and Tremont reimbursed NL for Tremont's portion of Mr. Garten's salary earned for services attributable to Tremont. Amounts paid to Mr. Garten in 1993 and 1992 by NL that were reimbursed by Tremont are included in the table above. See "Certain Relationships and Transactions."

(6) In 1994, pursuant to the terms of the Incentive Plan, the Committee awarded to the following named executive officers the number of shares of restricted Common Stock set forth below opposite each such executive's name. Such shares of restricted Common Stock vest in three equal tranches six, twelve and twenty-four months, respectively, from the date of grant. The aggregate number and the value of the restricted shares of Common Stock held by each such executive officer as of December 31, 1994, is also set forth below. Such value is based on the last New York Stock Exchange

     Composite Tape reported sale price per share of Common Stock as of December 31, 1994.

                                                                        As of December 31, 1994
                                                                 Total                     Value of
                                      Total Award         Vested    Unvested            Unvested Shares

Dr. Lawrence A. Wigdor                    60,000         20,000           40,000               $505,000
David B. Garten                           30,000         10,000           20,000               $252,500
Dennis G. Newkirk                         30,000         10,000           20,000               $252,500

      In the event the Company pays dividends on its outstanding unrestricted shares of Common Stock, the holders of restricted Common Stock also would be entitled to receive such dividends.

(7) For 1994 represents (i) a contribution by the Company of $9,000 to the account of each named executive officer under the Savings Plan, and (ii) $3,357, $950, $889 and $760 of term life insurance premiums paid by the Company for the benefit of Dr. Wigdor and Messrs. Compofelice, Garten and Newkirk, respectively. For 1993 represents (i) the amount accrued by the Company in unfunded accounts for the benefit of the named executive officers under the Supplemental Executive Retirement Plan for Executives and Officers of NL Industries, Inc. (the "SERP") and/or (ii) the amount of term life insurance premiums paid by the Company for the benefit of the named executive officers. For 1992 represents (i) the amount of contributions by the Company to the account of each named executive officer under the Savings Plan, (ii) the amount accrued by the Company in such unfunded accounts for the benefit of the named executive officers under the SERP, and/or (iii) the amount of term life insurance premiums paid by the Company for the benefit of each named executive officer.

      See "Certain Relationships and Transactions."

STOCK OPTION GRANTS

     The following table provides information with respect to the individual grants to the executive officers named in the Summary Compensation Table set forth above under the Incentive Plan (as defined above) during fiscal year 1994.

                                                     OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                         Potential Realizable
                               Number of      Percent of                                                 Value at Assumed
                               Securities     Total Options                                              Rates of Stock
                               Underlying     Granted to           Exercise or                           Appreciation for
                            Options Granted     Employees           Base Price           Expiration      Option Term (5)
             Name               (#)(1)        in Fiscal Year        ($/Share)             Date
                                                                                                             5% ($)      10% ($)


    J. Landis Martin             65,000             29%              8.6875(2)             2/16/04         354,900       900,250
                                 65,000                              9.6875(3)                             289,900       835,250
                                 65,000                             10.6875(4)                             224,900       770,250


    Lawrence A. Wigdor           33,334           14.9%              8.6875(2)             2/16/04         182,004       461,676
                                 33,333                              9.6875(3)                             148,671       428,342
                                 33,333                             10.6875(4)                             115,338       395,008


    Joseph S. Compofelice        125,000          18.6%              8.6875(2)             2/16/04         682,500       1,731,250



    David B. Garten              15,000            6.7%              8.6875(2)             2/16/04          81,900       207,750
                                 15,000                              9.6875(3)                              66,900       192,750
                                 15,000                             10.6875(4)                              51,900       177,750


    Dennis G. Newkirk            15,000            6.7%              8.6875(2)             2/16/04          81,900       207,750
                                 15,000                              9.6875(3)                              66,900       192,750
                                 15,000                             10.6875(4)                              51,900       177,750


(1) Grants of options to purchase shares of Common Stock ("Options") under the Incentive Plan vest over five years from February 16, 1994, the date of grant, at a rate of 40% on the second anniversary of the date of grant, and 20% on each of the next three succeeding anniversary dates. The Options expire on the tenth anniversary date of the date of grant.

(2) Exercise price is equal to the mean of the high and low prices of the Common Stock on the New York Stock Exchange Composite Tape (the "NYSE mean price") on the date of grant.

(3) Exercise price is equal to the NYSE mean price on the date of grant plus $1.00.

(4) Exercise price is equal to the NYSE mean price on the date of grant plus $2.00.

(5) Pursuant to the rules of the Commission, these amounts reflect the calculations at assumed 5% and 10% appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such Options, if any, would be realized only upon the exercise of such Options and depends upon the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the Options) of the Common Stock into which the listed Options are exercisable and the aggregate exercise price of such Options. The appreciated value per share at the end of the ten-year term would be $14.15 and $22.53 at the assumed 5% and 10% rates, respectively.


STOCK OPTION EXERCISES AND HOLDINGS

          The following table provides information with respect to the executive officers named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the last fiscal year and the value of unexercised options held as of December 31, 1994. Except for the exercise of options to purchase 10,000 shares by Mr. Martin, no such executive officer exercised or realized any value with respect to any options during 1994. No SARs have been granted under the Incentive Plan.


                                AGGREGATED OPTION EXERCISES IN 1994 AND 12/31/94 OPTION VALUES


                                                                             Number of Securities       Value of Unexercised
                                                                            Underlying Unexercised      In-the-Money Options
                             Shares Acquired on                             Options at 12/31/94(#)       at 12/31/94 ($)
            Name                 Exercise (#)       Value Realized ($)     Exercisable/Unexercisable    Exercisable/Unexercisable


   J. Landis Martin                10,000                 15,000                440,288/517,000          569,625/1,846,938

   Lawrence A. Wigdor                -0-                   -0-                  170,000/270,000          130,000/1,031,876


   Joseph S. Compofelice             -0-                   -0-                     0/125,000                 0/492,188


   David B. Garten                   -0-                   -0-                  84,000/121,000            30,500/471,063


   Dennis G. Newkirk                 -0-                   -0-                  47,000/108,000            32,500/471,563


PENSION PLAN

     The Retirement Plan of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In the case of salaried employees, an employee who is at least 21 years of age becomes eligible to participate in the Pension Plan if he or she has completed at least five months of service (as defined in the Pension Plan) in a specified twelve-month period. Annually the Board establishes, in its discretion, the amount of an employee's annual pension benefit for the year based primarily on the employee's total annual base salary and bonus paid pursuant to the Variable Compensation Plan for that year and the Company's financial performance in relationship to its annual operating plan for the previous year. To the extent that the minimum, target, or maximum level of operating income performance is achieved, the employee earns an annual benefit equal to 1%, 2% or 3%, respectively, of such employee's total base salary and bonus. (See "Compensation Committee Report on Executive Compensation - Variable Compensation Plan" below.) Such pension benefits are payable upon retirement and attainment of ages specified in the Pension Plan. The Pension Plan covers each executive officer named in the Summary Compensation Table set forth above. No amounts were paid or distributed to any of the named executive officers in 1994. The estimated accrued annual benefits payable upon retirement at normal retirement age for Messrs. Martin, Wigdor, Compofelice, Garten and Newkirk are $43,507, $23,004, $1,341, $18,396 and $20,931, respectively.

EMPLOYMENT AGREEMENTS

     In December 1991, Mr. Martin entered into an executive severance agreement which provides that Mr. Martin may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Mr. Martin in the event Mr. Martin is terminated by the Company without cause (as defined in the agreement) or Mr. Martin terminates his employment with the Company for good reason (as defined in the agreement): (i) the greater of two times Mr. Martin's annual base salary plus target bonus (which shall not be less than the amount of his annual salary) or Mr. Martin's actual salary and bonus for the two years prior to termination;
(ii) accrued salary and bonus through the date of termination; (iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Mr. Martin in excess of the exercise price and unvested restricted stock grants; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Mr. Martin's account under the Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Mr. Martin's account under the SERP; and certain other benefits. This agreement is automatically extended for one-year terms commencing each January 1, unless the Company and Mr. Martin agree otherwise in writing.

     In connection with Mr. Compofelice's employment with the Company in February 1994, the Committee (as defined below) approved the terms of an executive severance agreement with Mr. Compofelice on terms substantially similar to those in the agreement between the Company and Mr. Martin described above.

     In March 1995, the Committee approved the terms of an executive severance agreement with Dr. Wigdor on terms substantially similar to those in the agreement between the Company and Mr. Martin described above. The severance agreement replaces Dr. Wigdor's employment agreement with the Company which has expired.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Company's Management Development and Compensation Committee (the "Committee") consists of individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans the Committee administers.

     The Committee reviews and recommends executive officer compensation policies and practices. The Committee is responsible for reviewing and approving all compensation actions, including stock-based compensation, involving the Company's executive officers. However, in connection with the Chief Executive Officer, compensation other than stock- based compensation is approved by the Board of Directors after recommendation by the Committee.

     The Company's compensation system with respect to its executive officers, including the CEO, consists of three primary components: base salary, annual variable compensation pursuant to the Variable Compensation Plan and the grant of stock options, restricted stock, and stock appreciation rights pursuant to the Incentive Plan. Through the use of the foregoing components, the Committee seeks to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer's individual performance and contributions, and provide further incentives to such officers to maximize annual operating performance and long-term shareholder value.
     The Committee intends to continue to study the new $1 million cap on deductible executive compensation promulgated by the Revenue Reconciliation Act of 1993 to determine the effect of such cap on the Company's current compensation and employee benefit plans and whether any recommendations should be proposed to the Board in connection with such deductibility cap.


BASE SALARIES

     The Committee reviews recommendations of the CEO regarding base salaries for executive officers. Such reviews occur no more frequently than annually. The annual base salaries of the executive officers, including the CEO, were not increased in 1994 and remained at 1992 or earlier levels in view of, among other things, the Company's overall earnings and stock market performance. When recommendations regarding changes in base salary levels are made by the CEO, the Committee reviews them and may take such actions, including any modifications, as it deems appropriate. These recommendations are based primarily on past and potential future individual performance and contributions and also on data regarding companies employing executives in positions similar to those whose salaries are being reviewed, both inside and outside of the chemicals industry (which may include companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as the Company, or where the executive in question has similar responsibilities.


VARIABLE COMPENSATION PLAN

     Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and the executive officers). Awards are based primarily on achieving annual pre-determined operating income goals and secondarily, with respect to certain of the executive officers, on individual performance. The Company's management makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with any modifications it deems appropriate. Based on the operating income plan for the year, the Committee sets the Company's operating income goals at three levels which are designed to help focus the executives' attention on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level").

     The Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved. The Company achieved the Minimum Level under the Variable Compensation Plan in 1990, the Target Level in 1991, the Maximum Level in 1992, and the Maximum Level in 1994. The Company failed to achieve the Minimum Level in 1993.

     Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid except at the discretion of the Committee. If the Minimum Level is met, executive officers are eligible to receive variable compensation payments that in 1994 ranged between 17% and 50% of base salary, depending on the executive. If the Target Level is reached, the range of variable compensation payments is higher, and in 1994 ranged between 27% and 100% of base salary, depending on the executive. If the Maximum Level is reached or exceeded, executives are eligible to receive the highest variable compensation payments, and in 1994 the range of payments for which executive were eligible was between 42% and 150% of base salary, depending on the executive. The Committee has the authority to award other bonuses if the Company's operating income falls between the Minimum, Target and Maximum Levels, and to award other bonuses as the Committee deems appropriate from time to time. With respect to 1994, in view of the Company's achievement of operating income above the Maximum Level, the Committee or the Board, as appropriate, approved Maximum Level payments under the Variable Compensation Plan to the executive officers, including the CEO. The awards made for 1994 together with the awards for 1993 and 1992 to the CEO and the four other highest paid executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above.

     In addition, target levels for operating income performance are utilized by the Committee and the Board, as applicable, for determining the contributions, if any, by the Company to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan, the Pension Plan, and the SERP. See "Pension Plan" above.

STOCK-BASED COMPENSATION

     The Incentive Plan further supports the goal of the Committee to maximize long-term shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered an essential and significant element of the Company's total compensation package for the CEO and the other executive officers of the Company. The Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the shareholders' perspective.

     Option grants are intended to provide incentives to increase shareholder value in the future and to reward past performance by the executive. Annually, the Committee reviews recommendations by the CEO regarding option grants to executive officers other than the CEO. Options are granted to executive officers, including the CEO, in the Committee's discretion based on a subjective evaluation regarding each executive's performance and responsibilities. In 1994 the Committee did not base its determination regarding the number of options granted to each executive officer, including the CEO, on the amount and terms of options already held by such officers. Grants made in 1994 are reported in the Option Grants in Last Fiscal Year Table set forth above.

     To help assure a focus on long-term creation of shareholder value, the Committee grants ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. In addition, to further provide incentives for increasing shareholder value, in 1994 the Committee determined that options to certain company officers, including executive officers, would be granted in three exercise price tranches. One-third of the options granted to such individuals in 1994 are exercisable at the fair market value of the Common Stock on the date of grant. The remaining two-thirds of the options are exercisable at levels that are above the market price on the date of grant.

     In 1994, the Committee approved grants of restricted stock to four of the Company's executive officers based on the Committee's subjective evaluation of the contributions made and to be made by each such officer. The shares of restricted stock granted vest in three equal tranches six, twelve and twenty-four months, respectively, from the date of grant. See the Summary Compensation Table above. Although permitted under the Incentive Plan, the Committee did not make or recommend any grants of stock appreciation rights or equity-based awards other than options and restricted stock in 1994.

     To encourage growth in shareholder value, the Committee believes that executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its ongoing success. In 1993, the Committee established the following voluntary goals for minimum Common Stock ownership for executive officers to encourage executives to build their Common Stock ownership. Executives are encouraged to achieve these ownership goals over the next three to five years. The table also shows the year-end market value of the actual share ownership (excluding unexercised options and shares of restricted Common Stock as to which restrictions have not lapsed) as a multiple of 1994 base salary.

                                                                     Year-End Market Value of Share
                                                                 Ownership as a Multiple of Base Salary

                                                                   Actual                      Goal

President and Chief Executive Officer                                   1.5X                        4X
Executive Vice President                                                 .9X                        3X
Vice Presidents: Chief Financial Officer                                1.5X                        3X
                     Controller                                         1.7X                        2X
                     General Counsel                                    1.5X                        2X
                     Treasurer                                          1.7X                        2X


     The foregoing report on executive compensation has been furnished by the Company's Management Development and Compensation Committee of the Board of Directors.

               Mr. Kenneth R. Peak (Chairman)
               General Thomas P. Stafford
               Admiral Elmo R. Zumwalt, Jr.



                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Chemicals Index for the period commencing December 31, 1989 and ending December 31, 1994. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends and other distributions to shareholders.


                                 (INSERT GRAPH)

     (See APPENDIX A for a description of a line graph plotting the points set forth below which compare the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative return of the S&P indices described below.)


                                    1989         1990         1991         1992         1993         1994

  NL Industries, Inc.               $100        $43.01       $45.07       $21.80       $21.21       $59.53

  S & P 500                         $100        $96.89      $126.41      $136.05       $149.76      $151.69

  S & P Chemicals Index             $100        $84.91      $110.73      $120.64       $134.92      $156.19


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


RELATIONSHIPS WITH RELATED PARTIES

   As set forth under the caption "Security Ownership," Harold C. Simmons, through Valhi and Tremont, may be deemed to control NL. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company (except as otherwise set forth in this Proxy Statement), the Company from time to time considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, including, without limitation restrictions under certain indentures and other agreements of the Company, it is possible that the Company might be a party to one or more such transactions in the future. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

   Harold C. Simmons, Glenn R. Simmons and Michael A. Snetzer, each a director of NL, are also directors of Valhi. Each of the foregoing persons and Mr. Martin and Ms. Alderton are directors of Tremont. Mr. Martin, the Company's President and Chief Executive Officer, and Mr. Compofelice, the Company's Vice President and Chief Financial Officer since February 1994, served as executive officers of Tremont for all or a portion of 1994. In addition, Mr. Compofelice commenced serving as an executive officer of Valhi in July 1994 and Mr. Garten has served since 1990 as assistant secretary of Tremont. Mr. Martin expects to continue to serve in 1995 as an executive officer of Tremont and Mr. Compofelice expects to continue to serve in 1995 as an executive officer of Tremont and Valhi. Until the January 1994 acquisition of Baroid by Dresser, Mr. Martin served as an executive officer of Baroid. Such management interrelationships and the existing intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries of two or more companies under circumstances where such companies may have adverse interests. Mr. Compofelice devotes approximately one half of his working time to NL and the remainder of his working time to Tremont and Valhi. Mr. Martin devotes approximately one-half of his working time to NL and the remainder of his working time to Tremont. See "Certain Contractual Relationships and Transactions" below.

   Although no specific procedures are in place that govern the treatment of transactions among the Company, Valhi, Tremont and related entities, the boards of directors of the Company, Valhi and Tremont include one or more members who are not officers or directors of any other entity that may be deemed to be related to the Company. Additionally, under applicable principles of law, in the absence of shareholder ratification or approval by directors of the Company who may be deemed disinterested, transactions involving contracts among the Company and any other companies under common control with the Company must be fair to all companies involved. Furthermore, each director and officer of the Company owes fiduciary duties of good faith and fair dealing with respect to all shareholders of the company or companies for which they serve.


CERTAIN CONTRACTUAL RELATIONSHIPS AND TRANSACTIONS

   Intercorporate Services Agreements. The Company and Contran are parties to an intercorporate services agreement (the "Contran ISA") whereby Contran makes available to the Company the services of Harold C. Simmons to consult and assist in the development and implementation of the Company's strategic plans and objectives. The services do not include major corporate acquisitions, divestitures and other special projects outside the scope of the Company's business as it has been conducted in the past. NL paid Contran approximately $380,000 in 1994 for services pursuant to the Contran ISA and expects to pay approximately the same amount in 1995 for such services. The Contran ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. The Company will continue to pay directors' fees and expenses separately to Harold C. Simmons. See "Compensation of Directors and Executive Officers and Other Information" above.

   The Company and Valhi are parties to an intercorporate services agreement (the "Valhi ISA") whereby Valhi renders certain management, financial and administrative services to the Company. The Company paid fees of approximately $200,000 to Valhi for services pursuant to the Valhi ISA during 1994 and expects to pay approximately the same amount for services in 1995. The Valhi ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. In addition, the Company makes available to Valhi the services of Joseph
S. Compofelice and expects to be reimbursed by Valhi for the portion of Mr. Compofelice's salary attributable to services provided to Valhi.

   Tremont Registration Rights Agreement. In connection with the December 1991 purchase by Tremont of 7.8 million shares of Common Stock from Valhi, the Company entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares.

Unless all registration rights are exercised earlier, such agreement expires in December 2001.

   Valhi Stock Options. Certain employees of the Company hold options to purchase Valhi Common Stock under the terms of Valhi's stock option plan. At December 31, 1994, Messrs. Martin, Compofelice and Newkirk and one other employee held options to purchase 300,000, 50,000, 20,000 and 45,000 shares, respectively, of Valhi Common Stock at exercise prices ranging from $5.00 to $15.00 per share. With respect to all such employees except Mr. Compofelice, the Company has agreed to pay Valhi the aggregate difference between the option price and the market value of Valhi's Common Stock on the exercise date if such options are exercised.

   Insurance Sharing Agreement. An indirect insurance subsidiary of Tremont has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and the Company. The Company and the Tremont insurance subsidiary are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, the Company is to reimburse the Tremont insurance subsidiary with respect to certain loss payments and reserves established by such Tremont subsidiary that (a) arise out of claims against the Company and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by such Tremont subsidiary under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, the Tremont insurance subsidiary is to credit the Company with respect to certain underwriting profits or recoveries that such Tremont subsidiary receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 1994, the Company had current accounts payable to such Tremont subsidiary of approximately $4.8 million with respect to such Agreement.


                               CERTAIN LITIGATION

   In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's agreement to purchase 7.8 million shares of Common Stock from Valhi. In addition to Tremont, the complaint names as defendants Valhi and the members of the Board of Directors of Tremont, including Messrs. Martin, Glenn Simmons, Harold Simmons and Snetzer and Ms. Alderton. The complaint alleges, among other things, that Tremont's purchase of the Company shares constituted a waste of Tremont's assets and that the Tremont Board of Directors breached its fiduciary duties to Tremont's public stockholders and seeks, among other things, to rescind Tremont's consummation of the purchase of the Company shares and award damages to Tremont for injuries allegedly suffered as a result of the defendants' alleged wrongful conduct. It is the Company's understanding that Tremont believes, and understands that the other defendants believe, that the action is without merit. The Company understands that Tremont has and the other defendants have denied all allegations of wrongdoing and liability, and intend to vigorously defend this action. The trial in this matter is scheduled to begin in May 1995.




                             INDEPENDENT ACCOUNTANTS

   The firm of Coopers & Lybrand L.L.P. served as independent auditors of the Company for the year ended December 31, 1994, and is expected to be considered for appointment to serve for the year ended December 31, 1995. Representatives of Coopers & Lybrand L.L.P. are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

   In order to be included in the Company's 1996 proxy statement and form of proxy, shareholder proposals for the 1996 annual meeting of shareholders must be received at the principal executive offices of the Company, 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: Mr. David B. Garten, Secretary, not later than December 15, 1995. All such proposals shall be treated in accordance with applicable rules administered by the Commission.


                         1994 ANNUAL REPORT ON FORM 10-K

   A copy of the Company's 1994 Annual Report on Form 10-K, as filed with the Commission, is included as part of the Annual Report to Shareholders mailed to the shareholders with this Proxy Statement. An additional copy of such Form 10-K may be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.


                                  OTHER MATTERS

   The Board does not know of any business except as described above which may be presented for consideration at the Annual Meeting. If any business not described in this Proxy Statement should properly come before the Annual Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on those matters in accordance with their best judgment.


Houston, Texas                      NL INDUSTRIES, INC.
March 29, 1995


                                   APPENDIX A

page 20  --     a line graph plotting the points shown in the chart on page 20 which compares the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and S & P
                Chemical Index for the period commencing December 31, 1989 and ending December 31, 1994.


/X/     PLEASE MARK YOUR                                           9 8 5 7
        VOTES AS IN THIS
        EXAMPLE.

        THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 SET FORTH BELOW.
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 SET FORTH BELOW.

   1.  ELECTION OF SEVEN DIRECTORS

 FOR                  / /    WITHHOLD         / /     Nominees: Joseph S. Compofelice,    2.  In their discretion, the
 (except as indicated        authority to             J. Landis Martin, Kenneth R.            proxies are authorized to
 below)                      vote for all             Peak, Glenn R. Simmons, Harold          vote upon such other
                             nominees                 C. Simmons, Lawrence A. Wigdor,         business as may properly
                                                      and Admiral Elmo R. Zumwalt, Jr.        come before the Annual
                                                                                              Meeting and any postponement
                                                                                              thereof.

Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name and sign authorized officer's name and title. If a partnership, please sign in partnership name and sign authorized person's name and title.

The undersigned shareholder hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments or postponements thereof.




  SIGNATURE(S)                       DATE




                               NL INDUSTRIES, INC.
                        16825 NORTHCHASE DR., SUITE 1200
                              HOUSTON, TEXAS 77060

                 FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 1995

The undersigned hereby appoints David B. Garten, Lourdes T. Hernandez and Dennis
G. Newkirk and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution in each, to represent the undersigned and to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NL Industries, Inc. to be held on May 3, 1995, and at any adjournment or postponement of such meeting, all shares of Common Stock of NL Industries, Inc. standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side.



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NL INDUSTRIES,
INC.
You are encouraged to specify your voting choices by marking the appropriate boxes on the reverse side of this card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The above-named proxies cannot vote your shares unless you sign, date and promptly return this card. Please use the enclosed return envelope. This proxy may be revoked by a proxy accepted at a later date or otherwise as set forth in the NL Proxy Statement which accompanied this proxy card.
                                              SEE REVERSE SIDE